News Release

Contact: Stewart Yee

Investor Relations

Affirmative Insurance Holdings, Inc.
(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES QUARTERLY CASH DIVIDEND OF TWO CENTS A SHARE

ADDISON, Texas (May 18, 2005) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced its Board of Directors has declared a quarterly cash dividend on its common stock of two cents per share, payable on June 15, 2005 to shareholders of record at the close of business June 1, 2005.

ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

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